Kyverna Therapeutics, Inc. SC 13D

Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: May 3, 2024
VIDA VENTURES, LLC

By: VV Manager LLC
Its: Managing Member

By:	/s/ Fred Cohen
Fred Cohen, Manager

VV MANAGER LLC

By:	/s/ Fred Cohen
Fred Cohen, Manager

VIDA VENTURES III, L.P.

By:	Vida Ventures GP III, L.L.C.
Its:	General Partner

By:	/s/ Rajul Jain
Rajul Jain, Managing Member

VIDA VENTURES III-A, L.P.

By:	Vida Ventures GP III, L.L.C.
Its:	General Partner

By:	/s/ Rajul Jain
Rajul Jain, Managing Member

VIDA VENTURES GP III, L.L.C.

By:	/s/ Rajul Jain
Rajul Jain, Managing Member

/s/ Fred Cohen
Fred Cohen